002 Putnam Fund for Growth and Income attachment
10/31/10 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		42,070
Class B		289
Class C		61

72DD2 (000s omitted)

Class M		153
Class R		24
Class Y		883

73A1

Class A		0.107
Class B		0.017
Class C		0.019

73A2

Class M		0.046
Class R		0.078
Class Y		0.136

74U1 (000s omitted)

Class A		366,796
Class B		12,908
Class C		2,979

74U2 (000s omitted)

Class M		3,066
Class R		284
Class Y		5,907

74V1

Class A		12.56
Class B		12.34
Class C		12.51

74V2

Class M		12.46
Class R		12.50
Class Y		12.59


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.